Exhibit 10.2

Non-Solicitation Agreement

By and between

Scott Galit and MetaBank

Dated February 8, 2010

NON-SOLICITATION AGREEMENT

This Non-Solicitation Agreement is dated February 8, 2010, by and between Scott Galit (“Employee”) and MetaBank (“MetaBank”), a corporation.

WHEREAS, during the course of employment or association with MetaBank, Employee has received certain confidential and proprietary materials and highly sensitive information; and

WHEREAS, MetaBank provided the foregoing with the intention and understanding that it would be kept in confidence by Employee; and

WHEREAS, to preserve the value and usefulness of the foregoing, and in consideration of Two Hundred Thirty Thousand Four Hundred Eighty and 77/100 Dollars ($230,480.77), MetaBank requires this Agreement from Employee providing certain covenants not to solicit MetaBank’s customers;

NOW THEREFORE, in consideration of the foregoing, Employee hereby promises and agrees as follows:

1.             Definitions.  For purposes of this Agreement, the following terms shall have the following meaning:

(a)                                  “Customer” means any person or entity that is doing business with MetaBank on the Determination Date.

(b)                                 “Determination Date” means the date of termination or severance of the employment relationship between Employee and MetaBank.

2.           Non-Solicitation.  Employee, either personally or on behalf of another person or entity,  hereby covenants and agrees to not directly or indirectly divert business from MetaBank or solicit (or attempt to solicit) any Customers of MetaBank in connection with prepaid debit card or credit card services or related services, or otherwise divert or attempt to divert any existing business of MetaBank existing as of the date of this Agreement or the Determination Date, anywhere within the United States, while this Agreement remains in effect and within the one (1)-year period following the Determination Date, for so long as MetaBank continues to carry on a like business therein.

3.             Representations of Employee.  Employee expressly represents and warrants as follows:

(a)                                  If Employee obtains or commences employment (whether full-time or part-time) with any other employer during the one (1)-year period following the Determination Date, Employee will provide such new employer with a copy of this Agreement, and Employee agrees that MetaBank may provide copies of this Agreement to such new employer.  Employee agrees that MetaBank shall have the right to inform any such new employer of Employee’s obligations hereunder.

(b)                                 The restrictions and limitations contained in this Agreement are reasonable as to scope and duration and are necessary to protect MetaBank’s trade secrets and confidential information and to preserve for MetaBank the competitive advantage derived from maintaining confidentiality and restricted competition by Employee.

4.             Enforcement and Remedy.  Employee expressly agrees that its violation of this Agreement shall entitle MetaBank to the recovery of damages and injunctive relief.  MetaBank shall be entitled to any and all further or other rights and remedies available at law or in equity, without the requirement of posting a bond.  If a legal action is instituted to enforce the provisions of this Agreement, or any part thereof, MetaBank shall be entitled to recovery of reasonable attorneys’ fees and costs, including discovery costs, as determined by the Court.

5.             Severability.  In the event that any of the restrictions and limitations contained in this Agreement are deemed to be unenforceable or to otherwise exceed any time, geographic or other limitations permitted by applicable law, the provisions of this Agreement shall be reformed to the maximum extent permitted by applicable law, and each provision determined to be unenforceable or not in compliance with applicable law shall be deemed severed from the remaining terms and conditions of this Agreement, which shall remain in full force and effect.

6.             Waiver.  Failure of either party to insist upon the strict performance of any of the covenants or conditions of this Agreement or to exercise any right or option herein conferred in any one or more instances shall not be construed as a waiver or relinquishment for the future of any such covenants, conditions, rights or options, but the same shall remain in full force and effect.  The doing of any party of any act or thing which it is not obligated to do hereunder shall not be deemed to impose any obligation upon it to do any such act or thing in the future or in any way change or alter any provision of this Agreement.

7.             Successors.  This Agreement shall inure to the benefit of both MetaBank and Employee, and their respective successors and assigns.

8.             Assignment.  This Agreement is a personal services contract and Employee may not assign his duties and obligations hereunder.

9.             Amendment.  No change, waiver, modification or amendment to this Agreement, or any covenant, condition or limitation herein contained, shall be valid unless the same shall be in writing and signed by the parties hereto.

10.           Choice of Law / Consent to Jurisdiction.  This Agreement shall be deemed to have been executed and delivered from the State of South Dakota, and the rights of obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law.  Employee agrees that any lawsuit arising directly or indirectly or otherwise in connection with, out of or related to this Agreement may be litigated only in the courts whose situs is within the State of South Dakota, and Employee specifically waives any right Employee may have to transfer or change venue of any such litigation, and herby consents and submits to the jurisdiction of any courts located within the State of South Dakota.

11.           Construction.  This Agreement and all of the words, terms and provisions hereof shall be construed in accordance with their usual and ordinary meanings and not in favor of or against either party hereto.  As required by the context in the construction of this Agreement, pronouns of the masculine gender shall be deemed to include the feminine gender, pronouns of the neuter gender shall be deemed to include the masculine and feminine gender, and words and phrases in the singular shall be deemed to include the plural, and vice versa.

12.           Headings.  The headings herein have been inserted for convenient reference only and shall not be construed as limiting or defining the substantive terms of this Agreement.

13.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same Agreement.

14.           Attorneys’ Fees.  If litigation is commenced to enforce this Agreement, the party who substantially prevails in such litigation shall be entitled to the recovery of reasonable attorneys’ fees, costs and expenses (including deposition and other discovery expenses), which recovery shall be enforceable by judgment of the court.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first above written.

EMPLOYEE

/s/ Scott Galit
Scott Galit

METABANK

By	Brad C. Hanson
Brad C. Hanson, Executive Vice President of Meta Financial Group and MetaBank and President of Meta Payments Systems